Exhibit 1.1

86,250,000 Shares

Banner Corporation

Common Stock

par value $0.01 per share

Underwriting Agreement

June 24, 2010

D. A. Davidson & Co.

as Representative of the Underwriters

named in Schedule I hereto

8 Third Street North

The Davidson Building

Great Falls, Montana 59401

Ladies and Gentlemen:

Banner Corporation, a Washington corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the underwriters named in Schedule I hereto (each, an “Underwriter” and, collectively, the “Underwriters”), for whom D. A. Davidson & Co. is acting as representative (the “Representative”), an aggregate of 75,000,000 shares (the “Firm Shares”) and, at the election of the Underwriters, up to 11,250,000 additional shares (the “Optional Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company (the Firm Shares and the Optional Shares that the Underwriters elect to purchase pursuant to Section 2 hereof are herein collectively called the “Shares”).

1. (a) The Company represents and warrants to each of the several Underwriters, as of the date hereof, as of the Applicable Time referred to in Section 1(a)(v) hereof and as of each Time of Delivery referred to in Section 4(a) hereof (each such date, a “Representation Date”), and agrees with each of the several Underwriters, as follows:

(i) The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S-3 (Registration No. 333-164259) and a pre-effective amendment thereto filed with the Commission on March 19, 2010, including each preliminary prospectus or prospectus included therein, which registration statement, as amended, which has been declared effective by the Commission under the Securities Act of 1933, as amended (the “1933 Act”). The Company has prepared and filed with the Commission on June 17, 2010 a post-effective amendment to such registration statement pursuant to Rule 462(b) under the 1933 Act (Registration No. 333-167597) in connection with the offering of the Shares (the “Post-Effective Amendment”). Such registration statement, as amended, covers the registration of the Shares under the 1933 Act. Promptly after execution and delivery of this Underwriting Agreement (“Agreement”), the Company will prepare and file a final prospectus supplement in accordance with the provisions of Rule 430B (“Rule 430B”) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in such final prospectus supplement or the Base Prospectus (as hereinafter defined) that was omitted from such registration statement at the time it was originally declared effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Each prospectus, together with the related prospectus supplement, used in connection with the offering of the Shares that omitted the Rule 430B Information or that was captioned “Subject to Completion” (or a similar caption) is herein called, together with the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, a “preliminary prospectus” and all references herein to any “preliminary prospectus” shall be deemed to mean and include, without limitation, the Statutory Prospectus (as hereinafter defined) and each preliminary prospectus included in the registration statement referred to above. Such registration statement, at any given time, including the amendments thereto at such time (including, without limitation, the pre-effective amendment and the Post-Effective Amendment), the exhibits and any schedules thereto at such time, the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time, and the documents and information (including, without limitation, any Rule 430B Information) otherwise deemed to be a part thereof or included therein by the 1933 Act Regulations at such time, is herein called the “Registration Statement.” The Company’s prospectus dated March 19, 2010 (the “Base Prospectus”) and the prospectus supplement dated June 24, 2010 relating to the offering of the Shares, in the form first furnished to the Underwriters by the Company for use in connection with the offering of the Shares (whether to meet the requests of purchasers pursuant to Rule 173 under the 1933 Act Regulations or otherwise), including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time, are hereinafter called, collectively, the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Statutory Prospectus, the Prospectus, any Issuer-Represented Free Writing Prospectus (as hereinafter defined) or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”). Copies of the Registration Statement and the Prospectus, any amendments or supplements thereto, and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement (including one executed copy of the Registration Statement and of each amendment thereto) have been delivered or made available to the Representative.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus, the Statutory Prospectus or the Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated or deemed to be incorporated by reference in, or otherwise deemed by the 1933 Act Regulations (including, without limitation, pursuant to Rule

430B(f) of the 1933 Act Regulations) to be a part of or included in, the Registration Statement, such preliminary prospectus, the Statutory Prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus, the Statutory Prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated or deemed to be incorporated by reference in the Registration Statement, such preliminary prospectus, the Statutory Prospectus or the Prospectus, as the case may be;

(ii) At the time of the original filing of the Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Shares and at each Representation Date, the Company was not, is not and will not be an “ineligible issuer” as defined in Rule 405 under the 1933 Act;

(iii) The Registration Statement was originally declared effective by the Commission on March 30, 2010, the Post-Effective Amendment was effective upon the filing thereof on June 17, 2010. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information with respect to the Registration Statement (or any document incorporated or deemed to be incorporated therein by reference pursuant to the 1934 Act) has been complied with;

(iv) At the respective times the Registration Statement was originally declared effective and any amendment thereto was declared effective, at the time the Company’s most recent Annual Report on Form 10-K was filed with the Commission, at each “new effective date” with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations, and at each Representation Date, the Registration Statement and any amendments thereto conformed, conforms or will conform in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

At the time the Prospectus or any amendment or supplement thereto was filed or will be filed and at each Representation Date, neither the Prospectus nor any amendment or supplement thereto included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus (including, without limitation, the Statutory Prospectus) filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424(b) under the 1933 Act, complied when so filed (or, in the case of any preliminary prospectus or part thereof that was not filed as part of the Registration Statement or any amendment thereto or pursuant to Rule 424(b), complied as of its date), and each Prospectus and any amendments or supplements thereto filed pursuant to Rule 424(b) under the 1933 Act complied or will comply when so filed (or, in the case of any

Prospectus or amendment or supplement thereto that was not filed pursuant to Rule 424(b), complied as of its date), in all material respects with the 1933 Act and the 1933 Act Regulations and each preliminary prospectus (including, without limitation, the Statutory Prospectus) and the Prospectus and any amendments or supplements thereto delivered to the Underwriters for use in connection with the offering of the Shares (whether to meet requests of purchasers pursuant to Rule 173 under the 1933 Act Regulations or otherwise) was or will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T;

(v) As of the Applicable Time, neither (x) all Issuer-Represented General Use Free Writing Prospectuses (as defined below) issued at or prior to the Applicable Time, the information included in Schedule II hereto and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer-Represented Limited-Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Other than written communications approved in advance by the Representative or listed in Schedule II hereto, the Company has not prepared or used an Issuer-Represented Free Writing Prospectus (as defined below) in connection with the offering and sale of the Shares.

As used in this Section 1(a)(v) and elsewhere in this Agreement:

“Applicable Time” means 5:15 p.m. (New York City time) on June 24, 2010 or such other date or time as agreed by the Company and the Representative.

“Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Shares (including, without limitation, any such issuer free writing prospectus that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Shares or of the offering that does not reflect the final terms), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer-Represented General Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule III hereto.

“Issuer-Represented Limited-Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is not an Issuer-Represented General Use Free Writing Prospectus.

“Statutory Prospectus” means, at any time, the Base Prospectus and the preliminary prospectus supplement dated June 17, 2010 relating to the offering of the Shares, in the form first furnished to the Underwriters by the Company for use in connection with the offering of the Shares, including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time;

Each Issuer-Represented Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offering and sale of the Shares, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, the Statutory Prospectus or the Prospectus, in each case including the documents incorporated and deemed to be incorporated by reference therein. The representations and warranties in subsections (iv) and (v) shall not apply to statements in or omissions from the Registration Statement, the Statutory Prospectus, the Prospectus or any Issuer-Represented Free Writing Prospectus made in conformity with the Underwriters’ Information (as hereinafter defined);

(vi) The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Statutory Prospectus and the Prospectus, at the respective time they were or hereafter are filed with the Commission, conformed, conform and will conform in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and no order preventing or suspending the effectiveness of the Registration Statement or the use of any preliminary prospectus or any Issuer-Represented Free Writing Prospectus has been issued to the Company by the Commission nor has the Company received notice that any proceedings have been instituted or, to the Company’s knowledge, threatened for that purpose;

(vii) Neither the Company nor any of its Subsidiaries (as defined in Item 601(b)(21) of Regulation S-K of the 1933 Act Regulations and the 1934 Act Regulations and set forth in Exhibit 21 of the Company’s most recent Annual Report on Form 10-K) has sustained since the date of the latest audited financial statements included in each of the General Disclosure Package and the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in each of the General Disclosure Package and the Prospectus; and, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Statutory Prospectus, except as set forth in the each of the General Disclosure Package and the Prospectus, (A) there has not been any change in the capital stock or long term debt of the Company or any of its Subsidiaries or any material adverse change in or affecting the general affairs, management, business, financial position, stockholders’ equity or results of operations of the Company and its Subsidiaries taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries, taken as a whole, (C) except for publicly disclosed, regularly scheduled cash dividends on the Common Stock in amounts that are consistent with past practice and dividends paid on the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) pursuant to the Certificate of Designations for the Series A Preferred Stock, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class or series of its capital stock, and (D) neither the Company nor its Subsidiaries has incurred any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the financial statements described in Section 1(a)(xvii), except for liabilities that have arisen since such date in the ordinary course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. As used in this paragraph, references to the General Disclosure Package and the Prospectus exclude any amendments or supplements thereto subsequent to the date of this Agreement;

(viii) The Company and its Subsidiaries have good and marketable title to all real property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in each of the General Disclosure Package and the Prospectus or would not have a Material Adverse Effect; and any real property and buildings held under lease by the Company or its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect;

(ix) The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Washington, with corporate power and authority to own its properties and conduct its business as described in each of the General Disclosure Package and the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which such qualification is required (to the extent that a certificate of good standing status may be obtained from the applicable governmental authority in the relevant jurisdiction), whether by reason of the ownership or leasing of property, the conduct of business or otherwise, except where the failure to so qualify or be in good standing would not reasonably be expected to have or result in a Material Adverse Effect; and the activities of the Company are activities permitted for registered bank holding companies under applicable law and the rules and regulations of the Board of Governors of the Federal Reserve System (“FRB”);

(x) (A) Each of Banner Bank, a Washington-chartered commercial bank and wholly-owned subsidiary of the Company (“Banner Bank”), and Islanders Bank, a Washington-chartered commercial bank and wholly-owned subsidiary of the Company (Banner Bank and Islanders Bank are collectively referred to herein as the “Banks” and individually as a “Bank”), has been duly chartered and is validly existing as a state-chartered bank, in good standing under the laws of the State of Washington, with power and authority (as a state-chartered bank, and otherwise) to own its properties and conduct its business as described in each of the General Disclosure Package and the Prospectus; and has been duly qualified as a foreign state-chartered bank for the transaction of business, and is in good standing, under the laws of each other jurisdiction in which such qualification is required (to the extent that a certificate of good standing status may be obtained from the applicable governmental authority in the relevant jurisdiction), whether by reason of the ownership or leasing of property, the conduct of business or otherwise, except where the failure to so qualify or be in good standing would not have or result in a Material Adverse Effect; (B) the activities of the subsidiaries of the Banks are conducted solely in Washington, Oregon and Idaho; are activities permitted for state-chartered banks under applicable law and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions (“WSDFI”), and any other federal or state bank regulator or regulatory authority having jurisdiction over them; (C) the deposit accounts of each Bank are insured up to the applicable limits by the FDIC, and no proceedings for the modification, termination or revocation of any such insurance are pending or, to the Company’s knowledge, threatened; (D) except as disclosed in the General Disclosure Package and the Prospectus, no Subsidiary is currently restricted, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, or from repaying any loans or advances made by the Company to such Subsidiary, and no Subsidiary is restricted from transferring any of its property or assets to the Company; (E) except as otherwise disclosed in the General Disclosure Package and the Prospectus, all of the issued and outstanding shares of capital stock of each Bank has been duly authorized and validly issued and are fully paid and nonassessable and are owned, directly or through other Subsidiaries, by the Company, free and clear of any pledge, lien, encumbrance, claim or equity, and none of such shares of capital stock was issued in violation of any preemptive rights, resale rights, rights of first refusal or other similar rights; the Banks are the only Subsidiaries of the Company that are banks or other types of depository institutions; and all Subsidiaries of the Company are either corporations, banks or statutory business trusts;

(xi) The Company has and will have an authorized capitalization as set forth in each of the Statutory Prospectus and the Prospectus under the heading “Capitalization”; all of the issued shares of capital stock of the Company have been and will be duly authorized and validly issued and are and will be fully paid and nonassessable and have been and will be issued in compliance with all applicable federal and state securities laws and none of those shares was or will be issued in violation of any preemptive rights, resale rights, rights of first refusal or other similar rights; the Shares have been duly authorized and, when issued and delivered against payment therefor as provided in this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Shares is not subject to any preemptive rights, resale rights, rights of first refusal or other similar rights and there are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement; no holder of any Shares is or will be subject to personal liability by reason of being such a holder; and the certificates evidencing the Shares comply with all applicable requirements of Washington law and the charter and bylaws of the Company. As used in this agreement, references to the “charter” of any entity mean its charter, certificate of incorporation or articles of incorporation, as the case may be;

(xii) The Shares conform and will conform in all material respects to the respective descriptions thereof contained in each of the Registration Statement, the General Disclosure Package and the Prospectus, and such descriptions conform in all material respects to the rights set forth in the instruments defining the same;

(xiii) Except as described in each of the General Disclosure Package and the Prospectus, (A) there are no outstanding rights (contractual or otherwise), warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, any shares of capital stock of or other equity interest in the Company (other than this Agreement) and (B) there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the 1933 Act or otherwise register any securities of the Company owned or to be owned by such person;

(xiv) The issuance and sale of the Shares by the Company, the execution, delivery and performance of this Agreement by the Company and Banner Bank, compliance by the Company and Banner Bank with all of the provisions of this Agreement and the consummation of the transactions herein contemplated (including, without limitation, the use of proceeds from the sale of the Shares as described in each of the Statutory Prospectus and the Prospectus under the caption “Use of Proceeds”) do not and will not contravene, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject (collectively, the “Agreements and Instruments”) (except for such conflicts, breaches or violations that would not result in a Material Adverse Effect or have a material adverse effect on the consummation of the transactions contemplated hereby), nor will any such action contravene, conflict with or constitute a breach or violation of any of the terms or provisions of (A) the charter or bylaws of the Company or the Banks, or (B) any judgment, decree, order, decision, directive, law, statute, rule or regulation (each, an “Applicable Rule”) of, or Regulatory Agreement with, any federal, state, local or foreign court, arbitrator, regulatory authority or governmental agency or body (each, a “Governmental Entity”) having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets (except for such conflicts, breaches or violations that would not result in a Material Adverse Effect or have a material adverse effect on the consummation of the transactions contemplated hereby) or (C) constitute a Repayment Event (as defined below) under, or result in the creation or imposition of any material lien, charge or other encumbrance upon any assets or operations of the Company or any Subsidiary pursuant to, any of the Agreements and Instruments. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture, guarantee or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Subsidiary;

(xv) Neither the Company nor either Bank is (A) in violation of its charter or bylaws, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any of the Agreements and Instruments or (C) in violation of any Applicable Rule of, or Regulatory Agreement with, any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, except with respect to subsection (B) or (C) for such defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(xvi) The statements set forth in the Statutory Prospectus and the Prospectus under the captions “Risk Factors — Risks Relating to the Offering and Our Common Stock”, “Description of Capital Stock,” and “Description of Common Stock and Preferred Stock,” insofar as they purport to constitute a summary of the terms of the Shares, the Company’s preferred stock, junior subordinated debentures or certain provisions of the Company’s charter and bylaws or Washington law, and under the captions “Prospectus

Supplement Summary – Recent Developments,” “Risk Factors — We are required to comply with the terms of memoranda of understanding that we have entered into with the FDIC and Washington DFI and the Federal Reserve and lack of compliance could result in additional regulatory actions,” “Risk Factors — Our assets as of March 31, 2010 include a deferred tax asset and we may not be able to realize the full amount of such asset,” “Risk Factors — Increases in deposit insurance premiums and special FDIC assessments will hurt our earnings,” “Risk Factors — We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including changes that may restrict our ability to foreclose on single-family home loans and offer overdraft protection,” “Risk Factors — Because of our participation in the TARP Capital Purchase Program we are subject to restrictions on compensation paid to our executives, which could adversely affect our ability to hire and retain senior executive officers,” Risk Factors — The federal banking laws limit the ownership of our common stock,” “Price Range of Common Stock and Dividend Information,” “ERISA Considerations,” “Certain Federal Income Tax Considerations,” and “Underwriting” in the Statutory Prospectus and the Prospectus and “Business — Regulation,” “Business — Recent Developments,” and note 19 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, insofar as they purport to describe the provisions of the laws, rules, regulations and documents referred to therein, are accurate and complete in all material respects;

(xvii) The financial statements included in each of the Registration Statement, the General Disclosure Package and the Prospectus, together with the supporting schedules, if any, and notes, present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries at the dates indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods specified. Such financial statements and supporting schedules, if any, and notes have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and all adjustments necessary for a fair presentation of results for such periods have been made; provided, however, that the unaudited financial statements are subject to normal year-end audit adjustments (which are not expected to be material) and do not contain all footnotes required under GAAP. The selected financial data and the summary financial information included in each of the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus. Neither the Registration Statement nor the Prospectus is required under the 1933 Act or the 1934 Act or the respective rules and regulations thereunder to include any pro forma financial information of the Company or financial statements of any other entity. No other financial statements or schedules are required to be filed as part of or incorporated by reference in the Registration Statement or included or incorporated by reference in the Statutory Prospectus or the Prospectus. The financial information included in the Statutory Prospectus and Prospectus under the caption “Summary of Selected Consolidated Financial Information” presents fairly the information set forth therein at the dates and for the periods indicated;

(xviii) The Company and its Subsidiaries maintain a system of accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with the management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with the management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and except as described in the General Disclosure Package and the Prospectus, since the end of the Company’s most recent fiscal year, there has been (I) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (II) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(xix) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act). Such disclosure controls and procedures (A) are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding disclosures, (B) have been evaluated for effectiveness as of the end of the most recent fiscal quarter and (C) are effective to perform the functions for which they were established. The Company’s independent registered public accounting firm and the Audit Committee of the Board of Directors of the Company have been advised of (1) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no changes in internal control over financial reporting that have materially affected, or are reasonably likely to materially affect the Company’s internal control over financial reporting;

(xx) Except as disclosed in the General Disclosure Package and the Prospectus, neither the Company nor any of its Subsidiaries is subject or is party to, or has received any notice or advice that any of them may become subject or party to any investigation with respect to, any corrective, suspension or cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below) that currently relates to or restricts in any material respect the conduct of their business or that in any manner relates to their capital adequacy, credit policies or management (each, a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries which, in the reasonable judgment of the Company, is expected to result in a Material Adverse Effect. As used herein, the term “Regulatory Agency” means any Governmental Entity having supervisory or regulatory authority with respect to the Company or any of its Subsidiaries, including, but not limited to, any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions, or engaged in the insurance of depositary institution deposits (including, without limitation, the FRB, the FDIC and the WSDFI);

(xxi) Except as disclosed in each of the General Disclosure Package and the Prospectus, the Company and its Subsidiaries are conducting their respective businesses in compliance with all Applicable Rules of, and Regulatory Agreements with, any Governmental Entity (including, without limitation, each Regulatory Agency), except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(xxii) Other than as set forth in each of the General Disclosure Package and the Prospectus, there are no legal or governmental actions, suits, investigations or proceedings before or by any Governmental Entity, now pending or, to the Company’s knowledge, threatened or contemplated by Governmental Entities or threatened by others, to which the Company or any of its Subsidiaries is a party or of which any property or asset of the Company or any of its Subsidiaries is the subject (A) that are required, by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations, to be disclosed in the Registration Statement, the Statutory Prospectus or the Prospectus or any documents incorporated or deemed to be incorporated by reference in any of the foregoing and not disclosed therein or (B) which, if determined adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and there are no contracts or documents of the Company or any of its Subsidiaries that are required, by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations, to be described in or filed as exhibits to the Registration Statement, the Statutory Prospectus or the Prospectus or any documents incorporated or deemed to be incorporated by reference in any of the foregoing or to be filed as exhibits thereto which have not been so described and filed;

(xxiii) Each of the Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entity necessary to conduct the business now operated by the Company or its Subsidiaries except where the failure to obtain such Governmental Licenses would not, individually or in the aggregate, result in a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, result in a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect;

(xxiv) No hazardous substances, hazardous wastes, pollutants or contaminants (i) have been released, deposited or disposed of in, on or under any properties during the period in which the Company or any Subsidiary has owned, leased, managed, controlled or operated such properties; or (ii) have been released, deposited or disposed of by or on behalf of the Company in, on or under any such properties, in the case of each of clauses (i) and (ii) in violation of any Applicable Rule or permit or which would require remedial action under any Applicable Rule or permit, except for any release, violation or remedial action (other than remedial actions of the type routinely carried out at facilities of like character to those operated by the Company and its Subsidiaries) which would not have, or would not be reasonably expected to have, individually or in the aggregate with all such releases, violations or remedial actions, a Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with all applicable federal, state and local environmental laws and regulations, including, without limitation, those applicable to emissions to the environment, waste management, and waste disposal (each, an “Environmental Law”), except where such noncompliance would not reasonably be expected to result in a Material Adverse Effect, or except as disclosed in each of the General Disclosure Package and the Prospectus, and to the knowledge of the Company, there are no existing circumstances that would prevent, interfere with or materially increase the cost of such compliance in the future;

(xxv) To the knowledge of the Company, under applicable law, there are no past or present actions, activities, circumstances, events or incidents, including, without limitation, releases of any material into the environment, that are reasonably likely to form the basis of any claim under any Environmental Law, including common law, against the Company or its Subsidiaries which would result in a Material Adverse Effect;

(xxvi) Any statistical and market related data contained in the General Disclosure Package, the Prospectus or the Registration Statement are based on or derived from sources which the Company believes are reliable and accurate;

(xxvii) The Company and Banner Bank have the power and authority to enter into this Agreement and consummate the transactions contemplated hereby, this Agreement has been duly authorized, executed and delivered by the Company and Banner Bank and constitutes the legal, valid and binding agreement of the Company and Banner Bank, enforceable against the Company and Banner Bank, respectively, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and the application of equitable principles relating to the availability of remedies, and subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers and to the application of principles of public policy, and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 8 of this Agreement may be limited by federal or state securities law or the public policy underlying such laws (collectively, the “Bankruptcy Exception”);

(xxviii) The Material Contracts (as defined in Item 601(b)(10) of Regulation S-K under the 1933 Act Regulations and the 1934 Act Regulations) to which the Company or any of its Subsidiaries is a party have been duly and validly authorized, executed and delivered by the Company or its Subsidiaries, as the case may be, and constitute the legal, valid and binding agreements of the Company or its Subsidiaries, enforceable by and against it in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy Exception.

(xxix) The offering, issuance and sale of the Shares and the execution, delivery and performance of the Underwriting Agreement by the Company and Banner Bank has been duly authorized and approved by at least two-thirds of the Continuing Directors (as defined in the Company’s charter and each in their capacities as members of the Board of Directors of the Company and Banner Bank, respectively) at a meeting duly called and held and at which a Continuing Director Quorum (as defined in the Company’s charter) was present;

(xxx) Neither the Company nor any affiliate of the Company nor any person acting on their behalf has taken, nor will the Company or any affiliate or any person acting on their behalf take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares. The Company acknowledges that the Underwriters may engage in passive market making transactions in the Common Stock on The NASDAQ Global Select Market in accordance with Regulation M under the Exchange Act;

(xxxi) The Company is not and, after giving effect to the offering and sale of the Shares, the receipt of payment for the Shares and the application of such proceeds as described in each of the General Disclosure Package and the Prospectus, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended;

(xxxii) Moss Adams, LLP, who have certified the financial statements and supporting schedules of the Company and its Subsidiaries included in the Registration Statement, the General Disclosure Package and the Prospectus are, to the Company’s knowledge, independent registered public accountants as required by the 1933 Act, 1933 Act Regulations, 1934 Act and 1934 Act Regulations, and are not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 with respect to the Company;

(xxxiii) No labor problem or dispute with the employees of the Company or any of its Subsidiaries exists or, to the Company’s knowledge, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers that could reasonably be expected to have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in each of the General Disclosure Package and the Prospectus;

(xxxiv) The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which they are engaged; all policies of insurance insuring the Company or any of its Subsidiaries are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause where absence of coverage would have a Material Adverse Effect; neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in each of the General Disclosure Package and the Prospectus;

(xxxv) The Company has filed all foreign, federal, state and local tax returns that are required to be filed, or has properly requested and received extensions thereof, except as set forth in each of the General Disclosure Package and the Prospectus and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or for which the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth in each of the General Disclosure Package and the Prospectus, and at the Applicable Time, all stock transfer or other taxes that are required to be paid in connection with the sale and transfer of the Shares will have been, fully paid or provided for by the Company and all laws imposing such taxes will have been fully complied with. The Company has made adequate charges, accruals and reserves in the financial statements referred to above in respect of all taxes for all periods as to which the tax liability or obligation of the Company or any of its Subsidiaries has not been finally determined. The Company has no knowledge of any tax deficiency asserted or threatened against the Company that would reasonably be expected to have a Material Adverse Effect;

(xxxvi) Except as disclosed in the Prospectus, no Subsidiary of the Company is prohibited or restricted, directly or indirectly, from paying any dividends to the Company, from making any other distributions on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as set forth in each of the General Disclosure Package and the Prospectus; and the Company is not prohibited or restricted, directly or indirectly, from paying any dividends or making any other distributions on the Shares or any other Common Stock (except for such prohibitions and restrictions that may arise pursuant to the terms of the Company’s outstanding junior subordinated notes and the related indentures and the Company’s guarantees that were issued by the Company in connection with the sale of the outstanding trust preferred securities by certain Subsidiaries of the Company that are statutory business trusts, or pursuant to the terms of the Series A Preferred Stock, which prohibitions and restrictions are accurately described in all material respects in each of the General Disclosure Package and the Prospectus);

(xxxvii) Any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, any of the Subsidiaries or their ERISA Affiliates (as defined below) are in compliance in all material respects with ERISA; “ERISA Affiliate” means, with respect to the Company or any Subsidiary, any member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such Subsidiary is a member; no “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, any of the Subsidiaries or any of their ERISA Affiliates; no “employee benefit plan” established or maintained by the Company, any of its Subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA); none of the Company, its Subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) Sections 412, 4971, 4975 or 4980B of the Code; each “employee benefit plan” established or maintained by the Company, any of the Subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred whether by action or failure to act, which to the Company’s knowledge would cause the loss of such qualification;

(xxxviii) The Company and its Subsidiaries own or can acquire on reasonable terms, valid, binding enforceable and sufficient licenses or other rights to use the patents and patent applications, copyrights, trademarks, service marks, trade names, and other intellectual property necessary or used in any material respect to conduct their business in the manner in which it is being conducted and in the manner in which it is set forth in each of the General Disclosure Package and the Prospectus (collectively, the “Company Intellectual Property”) except as would not reasonably be expected to have a Material Adverse Effect, and no person has asserted or threatened to assert any claim against, or notified, the Company (or any of its Subsidiaries) that (A) the Company or any of its Subsidiaries has infringed or otherwise violated any intellectual property rights of any third person, (B) the Company or any of its Subsidiaries is in breach or default of any contract under which any Company Intellectual Property is provided, (C) such person will terminate a contract described in clause (B) or adversely alter the scope of the rights provided thereunder or (D) otherwise concerns the ownership, enforceability, validity, scope, registerability, interference, use or the right to use any Company Intellectual Property, except in each case as would not reasonably be expected to have a Material Adverse Effect;

(xxxix) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (E) made any payment of funds to the Company or any of its Subsidiaries or received or retained funds in violation of any Applicable Rule, which payment, receipt or retention of funds is of a character required to be disclosed in either the General Disclosure Package or the Prospectus, that is not described in each of the General Disclosure Package and the Prospectus as required;

(xl) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened;

(xli) No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations to be described in the Statutory Prospectus or the Prospectus or any documents incorporated or deemed to be incorporated by reference therein and that is not so described as required;

(xlii) Except as described in each of the General Disclosure Package and the Prospectus, there are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or any other relationships with unconsolidated entities or other persons that may have a Material Adverse Effect;

(xliii) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity, other than those that have been made or obtained, is necessary or required in connection with the offering, issuance or sale of the Shares hereunder, the authorization, execution, delivery or performance by the Company or Banner Bank of their obligations under this Agreement or the consummation by the Company or Banner Bank of the transactions contemplated by this Agreement;

(xliv) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission thereunder applicable to it and will comply in all material respects with those provisions of the Sarbanes-Oxley Act that will become effective in the future upon their effectiveness if applicable to the Company, including Section 402 related to loans and Sections 302 and 906 related to certifications; and the Company is in compliance in all material respects with the applicable rules and regulations of the NASDAQ Global Select Market; and the Common Stock is registered pursuant to the 1934 Act or the 1934 Act Regulations, since January 1, 2008 has timely filed all reports required thereby, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or the 1934 Act Regulations, or the listing of the Common Stock on the NASDAQ, nor has the Company received any notification that the Securities and Exchange Commission or NASDAQ is contemplating terminating such registration or listing. The transactions contemplated by this Agreement will not contravene the rules and regulations of NASDAQ ;

(xlv) Neither the execution of this Agreement nor the issuance of the Shares will trigger any rights or obligations under, or require compliance with, any Washington “takeover” statute;

(xlvi) All of the directors and executive officers of the Company and all of the directors of Banner Bank are listed on Schedule IV hereto; and the Company has obtained and delivered to the Underwriters executed copies of an agreement (each, a “Lock-Up Agreement”), in the form requested by the Representative, signed by each of the persons listed on Schedule IV hereto;

(xlvii) Other than as contemplated by this Agreement or described in each of the Statutory Prospectus and the Prospectus, the Company has not incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(xlviii) To the Company’s knowledge, there are no affiliations or associations between any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and any of the Company’s officers, directors or 5% or greater securityholders that are required to be described in the Statutory Prospectus and the Prospectus and that are not so described as required; and

(xlix) The Company has taken all actions necessary to avail itself of the safe harbor from integration provided Rule 155 under the 1933 Act. Neither the Company nor any of its Subsidiaries, agents or affiliates has taken any action that would prevent the Company from availing itself of Rule 155.

(b) Banner Bank represents and warrants to each of the several Underwriters, as of each Representation Date, and agrees with each of the several Underwriters, as follows:

(i) Banner Bank has been duly chartered and is validly existing as a Washington state-chartered bank under the laws of the State of Washington, and has been duly qualified as a foreign bank for the transaction of business and is in good standing under the laws of each other jurisdiction in which such qualification is required (to the extent that a certificate of good standing status may be obtained from the applicable governmental authority in the relevant jurisdiction), whether by reason of the ownership or leasing of property, the conduct of business or otherwise, except where the failure to so qualify or be in good standing would not reasonably be expected to have or result in a Material Adverse Effect;

(ii) Banner Bank is not (1) in violation of its charter, bylaws or other organizational or governing documents, or (2) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which Banner Bank is a party or by which it is bound or to which any of the property or assets of Banner Bank is subject (collectively, “Bank Instruments”), except, with respect to (2) above, for such defaults that would not result in a Material Adverse Effect or have a material adverse effect on the consummation of the transactions contemplated hereby; and

(iii) The execution, delivery and performance of this Agreement by Banner Bank, compliance by Banner Bank with all of the provisions of this Agreement and the consummation of the transactions herein contemplated do not and will not contravene, conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Bank Instrument (except for such conflicts, breaches or violations, that would not result in a Material Adverse Effect or have a material adverse effect on the consummation of the transactions contemplated hereby), nor does or will any such action contravene, conflict with or result in a breach or violation of any of the terms or provisions of (1) the charter or bylaws of Banner Bank, or (2) any Applicable Rule of, or Regulatory Agreement with, any Governmental Entity having jurisdiction over Banner Bank or any of its property or assets except, with respect to (2) above, for such contraventions, conflicts, breaches or violations that would not result in a Material Adverse Effect or have a material adverse effect on the consummation of the transactions contemplated hereby.

2. Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price per share of $1.90, the number of Firm Shares set forth opposite the name of such Underwriter in Schedule I hereto and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the purchase price per share set forth in clause (a) of this Section 2, (provided that the purchase price for any Optional Shares shall be reduced by an amount per share equal to any dividends or distributions declared, paid or payable by the Company on the Firm Shares but not payable on such Optional Shares) that portion of the number of Optional Shares as to which such election shall have been exercised (to be adjusted by the Representative so as to eliminate fractional shares) determined by multiplying such number of Optional Shares by a fraction, the numerator of which is the maximum number of Optional Shares which such Underwriter is entitled to purchase as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the maximum number of Optional Shares that all of the Underwriters are entitled to purchase hereunder.

The Company hereby grants to the Underwriters the right to purchase at their election up to 11,250,000 Optional Shares, at the purchase price per share determined as set forth in the paragraph above, for the sole purpose of covering overallotments in the sale of the Firm Shares. Any such election to purchase Optional Shares may be exercised only by notice from the Representative to the Company, given within a period of 30 calendar days after the date of this Agreement, setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by the Representative but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless the Representative and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

It is understood that each Underwriter has authorized the Representative, for such Underwriter’s account, to accept delivery of, receipt for, and make payment of the purchase price for the Firm Shares and the Optional Shares, if any, which such Underwriter has agreed to purchase. D.A. Davidson & Co., individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Firm Shares or the Optional Shares, if any, to be purchased by any Underwriter whose funds have not been received by D.A. Davidson & Co. by the relevant Time of Delivery but such payment shall not relieve such Underwriter from its obligations hereunder.

3. Upon the authorization by the Representative of the release of the Firm Shares, the several Underwriters propose to offer the Firm Shares for sale upon the terms and conditions set forth in the Prospectus. The Underwriters hereby advise the Company that the Underwriters intend to offer for sale to the public, as described in the Statutory Prospectus and the Prospectus, the Firm Shares (and Optional Shares, as the case may be) as soon after this Agreement has been executed as the Representative, in its sole judgment, has determined is advisable and practicable.

4. (a) The Shares to be purchased by each Underwriter hereunder, in definitive form, and in such authorized denominations and registered in such names as the Representative may request upon at least forty-eight hours prior notice to the Company, shall be delivered by or on behalf of the Company to the Representative, through the facilities of the Depository Trust Company (“DTC”), for the account of such Underwriter, against payment by or on behalf of such Underwriter of the purchase price therefor by wire transfer of Federal (same day) funds to the account specified by the Company, to the Representative at least forty-eight hours in advance. The Company will cause the certificates representing the Shares to be made available for checking and packaging at least twenty-four hours prior to the Time of Delivery (as defined below) with respect thereto at the office of DTC or its designated custodian (the “Designated Office”). The time and date of such delivery and payment shall be, with respect to the Firm Shares, 9:30 a.m., New York City Time, on June 30, 2010 or such other time and date as the Representative and the Company may agree upon in writing, and, with respect to the Optional Shares, 9:30 a.m., New York City time, on the date specified by the Representative in the notice given by the Representative of the Underwriters’ election to purchase such Optional Shares, or such other time and date as the Representative and the Company may agree upon in writing. Such time and date for delivery of the Firm Shares is herein called the “First Time of Delivery,” such time and date for delivery of the Optional Shares, if not the First Time of Delivery, is herein called the “Second Time of Delivery,” and each such time and date for delivery is herein called a “Time of Delivery.”

(b) The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 7 hereof, including the cross receipt for the Shares and any additional documents requested by the Representative pursuant to Section 7(l) hereof, will be delivered at the offices of Stoel Rives LLP, 600 University Street, Suite 3600, Seattle, Washington, 98101 or at such other place as shall be agreed upon by the Representative and the Company (the “Closing Location”), and the Shares will be delivered at the Designated Office, all at such Time of Delivery. A meeting will be held at the Closing Location at 10:00 a.m., New York City time, on the New York Business Day next preceding such Time of Delivery, at which meeting the final executed copies of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5. The Company represents, covenants, and agrees with each of the Underwriters:

(a) To prepare the Prospectus in a form reasonably acceptable to the Representative and to file such Prospectus pursuant to Rule 424(b) under the 1933 Act (without reliance on Rule 424(b)(8)) not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by Rule 430B under the 1933 Act; to make no further amendment or any supplement to the Registration Statement or Prospectus unless the Company has first furnished to the Representative within a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each such proposed amendment or supplement, and the Representative has not reasonably and promptly objected to such amendment or supplement; to advise the Representative, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Representative with copies thereof; to advise the Representative, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any preliminary prospectus, Issuer-Represented Free Writing Prospectus or the Prospectus, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, any preliminary prospectus, any Issuer-Represented Free Writing Prospectus or the Prospectus (in each case, including any document incorporated or deemed to be incorporated by reference therein) or for additional information; and in the event of the issuance of any stop order or of any order preventing or suspending the use of any preliminary prospectus, Issuer-Represented Free Writing Prospectus or the Prospectus or suspending any such qualification, promptly to use its best efforts to obtain the withdrawal of such order;

(b) If at any time following issuance of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus, or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company has notified or will notify promptly the Representative so that any use of such Issuer-Represented Free Writing Prospectus may cease until it is amended or supplemented, and the Company has promptly amended or supplemented or will promptly amend or supplement such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission;

(c) Unless it obtains the prior written consent of the Representative, and each Underwriter represents and agrees that, unless it obtains the prior written consent of each of the Company and the Representative, it has not made and will not make any offer relating to the Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the 1933 Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the 1933 Act, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representative is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. The Company represents that it has satisfied the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show;

(d) Promptly from time to time to take such action as the Representative may reasonably request to qualify the Shares for offering and sale under the securities laws of such jurisdictions as the Representative may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Shares, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(e) Prior to 10:00 a.m., New York City time, on the New York Business Day next succeeding the date of this Agreement and from time to time, to furnish the Underwriters with copies of the Prospectus in New York City in such quantities as the Representative may from time to time reasonably request, and, if the delivery of a prospectus is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the Shares and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such period to amend or supplement the Prospectus in order to comply with the 1933 Act or the 1933 Act Regulations, to notify the Representative and upon its request to prepare and furnish without charge to the Underwriters and to any dealer in securities as many copies as the Representative may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance, and in case any Underwriter is required to deliver a prospectus in connection with sales of any of the Shares at any time nine months or more after the time of issue of the Prospectus, upon its request, to prepare and deliver to such Underwriter as many copies as the Representative may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the 1933 Act;

(f) To make generally available to its securityholders as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the 1933 Act), an earnings statement of the Company and its Subsidiaries (which need not be audited) complying with Section 11(a) of the 1933 Act and the 1933 Act Regulations (including, at the option of the Company, Rule 158);

(g) During the period beginning on and including the date of this Agreement and continuing through and including the date that is 90 days after the date of this Agreement, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, except as provided in the last sentence of this Section 5(g), any shares of Common Stock, any securities of the Company substantially similar to the Common Stock or any securities convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of Common Stock or any securities of the Company substantially similar to the Common Stock, or publicly announce an intention to do any of the foregoing, without the prior written consent of the Representative; provided, however, that if: (1) during the last 17 days of such 90-day period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of such 90-day period, the Company announces that it will release earnings results or becomes aware that material news or a material event relating to the Company will occur during the 16-day period beginning on the last day of such 90-day period, the restrictions imposed by this Section 5(g) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Notwithstanding the provisions set forth in the immediately preceding sentence, the Company may (1) issue the Shares to the Underwriter pursuant to this Agreement, (2) issue shares, and options to purchase shares, of Common Stock pursuant to stock compensation plans and dividend reinvestment and stock purchase plans described in the Registration Statement and the Prospectus, as those plans are in effect on the date of this Agreement, and (3) issue shares of Common Stock upon the exercise of stock options that are described in the Registration Statement and the Prospectus and that are outstanding on the date of this Agreement, and issue shares of Common Stock upon the exercise of stock options issued after the date of this Agreement under stock compensation plans referred to in clause (2) of this sentence, as those plans are in effect on the date of this Agreement;

(h) During a period of three years from the date of this Agreement, to furnish to the Representative (or make available through EDGAR) copies of all reports or other communications (financial or other) furnished to shareholders, and to deliver to the Representative (or make available through EDGAR) as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission;

(i) To use the net proceeds received by it from the sale of the Shares pursuant to this Agreement substantially in the manner specified in each of the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”;

(j) To use its best efforts to list the Shares on the NASDAQ Global Select Market; and

(k) To comply, and to use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply, in all material respects, with all effective applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

(l) During the period beginning on the Applicable Time and ending on the later of the Time of Delivery or such date, as in the opinion of the Representative, the Prospectus is no longer required by law to be delivered in connection with sales by the Underwriter or a dealer (the “Distribution Period”), the Company will comply with all requirements imposed upon it by the 1933 Act and by the 1933 Act Regulations, as from time to time in effect, so far as necessary to permit the sale and distribution of the Shares by the Underwriters as contemplated by the provisions hereof and the Prospectus. If, during the Distribution Period the Statutory Prospectus is being used to solicit offers to purchase Common Shares at a time when the Prospectus is not yet available and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Statutory Prospectus in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if, in the opinion of counsel for the Representative, it is necessary to amend or supplement the Statutory Prospectus to comply with applicable law, the Company shall promptly prepare, file with the Commission and furnish, at its own expense, to the Representative and to any dealer upon request, either amendments or supplements to the Statutory Prospectus so that the statements in the Statutory Prospectus as so amended or supplemented will not, in the light of the circumstances when the Statutory Prospectus is delivered to a prospective purchaser, be misleading or so that the Statutory Prospectus, as amended or supplemented, will comply with applicable law. If during the Distribution Period any event occurs, or fails to occur, as a result of which, in the judgment of the Company or in the opinion of the Representative, (i) the Prospectus would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or (ii) it becomes necessary to amend the Registration Statement or supplement the Prospectus to comply with the 1933 Act, then the Company will promptly notify the Representative and will prepare and file with the Commission, and furnish at its own expense to the Underwriter, an amendment to the Registration Statement or supplement to the Prospectus so that the Prospectus as so amended or supplemented will not, in the light of the circumstances when it is so delivered, be misleading, or so that the Prospectus will comply with the Act.

(m) For so long as the shares of Common Stock sold in the offering contemplated by this Agreement are listed on The NASDAQ Global Select Market or a comparable securities exchange or market, the Company shall maintain a registrar and transfer agent for the Common Stock.

(n) The Company shall file, on a timely basis, with the Commission all reports and documents required to be filed under the Exchange Act during the Distribution Period.

6. Whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, the Company covenants and agrees with the Underwriters that the Company will pay or cause to be paid the following: (i) the reasonable out-of-pocket expenses incurred by the Underwriters in connection with the transactions contemplated hereby (regardless of whether the sale of the Shares is consummated), including, without limitation, disbursements, fees and expenses of the Underwriters’ counsel and marketing, syndication and travel expenses up to $75,000; (ii) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Shares under the 1933 Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, any preliminary prospectus, any Permitted Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (iii) the cost of printing or producing any agreement among Underwriters, this Agreement, the Blue Sky Memorandum, closing documents (including any copying or compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Shares; (iv) all expenses in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 5(d) hereof, including the fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky survey; (v) all fees and expenses in connection with listing the Shares on the NASDAQ Global Select Market; (vi) the filing fees incident to, and the fees and disbursements of counsel for the Underwriters in connection with, securing any required review by the FINRA of the terms of the sale of the Shares; (vii) the cost of preparing stock certificates; (viii) the cost and charges of any transfer agent or registrar; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section.

7. The obligations of the Underwriters hereunder, as to the Shares to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company and Banner Bank herein are, at and as of such Time of Delivery, true and correct, the condition that the Company and Banner Bank shall have performed all of their respective obligations hereunder theretofore to be performed, and the following additional conditions:

(a) The Registration Statement and the Post-Effective Amendment shall have become effective prior to the execution of this Agreement. The Prospectus containing the Rule 430B Information shall have been filed with the Commission pursuant to Rule 424(b) in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)) and in accordance with Section 5(a) hereof;; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Representative; and the FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements;

(b) Stoel Rives LLP, counsel for the Underwriters, shall have furnished to the Representative such written opinion or opinions, dated such Time of Delivery with respect to such matters as the Representative may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(c) Breyer & Associates PC, counsel for the Company, shall have furnished to the Representative their written opinion, dated such Time of Delivery, in form and substance satisfactory to the Representative;

(d) Witherspoon Kelley, special Washington counsel for the Company, shall have furnished to the Representative their written opinion, dated such Time of Delivery, in form and substance satisfactory to the Representative;

(e) At the time of execution of this Agreement, Moss Adams, LLP shall have furnished to the Representative a letter or letters, dated the date of this Agreement, in form and substance satisfactory to the Representative and, at the effective date of any post-effective amendment to the Registration Statement after the date of this Agreement and at each Time of Delivery, Moss Adams, LLP shall have furnished to the Representative a letter or letters, dated such effective date or Time of Delivery, as the case may be, in form and substance satisfactory to the Representative, to the effect that they reaffirm the statements made in a letter or letters furnished at the time of execution of this Agreement, except that the specified date referred to therein shall be a date not more than three business days prior to such effective date or Time of Delivery, as the case may be;

(f) (i) Neither the Company nor any of its Subsidiaries shall have sustained since the date of the latest audited financial statements included in each of the General Disclosure Package and the Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in each of the General Disclosure Package and the Prospectus, and (ii) since the respective dates as of which information is given in each of the General Disclosure Package and the Prospectus there shall not have been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its Subsidiaries, taken as a whole, otherwise than as set forth in each of the General Disclosure Package and the Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representative so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares being delivered at such Time of Delivery on the terms and in the manner set forth in each of the General Disclosure Package and the Prospectus. As used in this paragraph, references to the General Disclosure Package and the Prospectus exclude any amendments or supplements thereto subsequent to the date of this Agreement;

(g) On or after the date hereof there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market; (ii) a suspension or material limitation in trading in the Company’s securities on the NASDAQ Global Market or the NASDAQ Global Select Market; (iii) a general moratorium on commercial banking activities declared by either federal or New York or Washington state authorities; or (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in general economic, political or financial conditions, including without limitation as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), or any other calamity or crisis, if the effect of any such event specified in this clause (iv) in the judgment of the Representative makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares being delivered at such Time of Delivery on the terms and in the manner set forth in either the General Disclosure Package or the Prospectus;

(h) The Common Stock is registered pursuant to Section 12(b) of the 1934 Act and is listed on the NASDAQ, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or the 1934 Act Regulations, delisting the Common Stock from the NASDAQ, nor has the Company received any notification that the Commission or NASDAQ is contemplating terminating such registration or listing;

(i) The Shares shall have been listed on the NASDAQ Global Select Market and the Company shall have delivered to the Representative a letter from the NASDAQ Global Select Market to such effect, which letter will be reasonably satisfactory to the Representative;

(j) Prior to the execution and delivery of this Agreement, the Company shall have obtained and delivered to the Underwriters an executed Lock-Up Agreement from each of the persons listed on Schedule IV hereto;

(k) The Company shall have complied with the provisions of Section 5(e) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement;

(l) The Company and Banner Bank shall have furnished or caused to be furnished to the Representative at such Time of Delivery certificates of officers of the Company and Banner Bank satisfactory to the Representative as to the accuracy of the representations and warranties of the Company and Banner Bank herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsections (a) and (f) of this Section and as to such other matters as the Representative may reasonably request.

8. (a) (i) The Company and Banner Bank, jointly and severally, agree to indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that neither the Company nor Banner Bank shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use therein (provided that the Company and the Underwriters hereby acknowledge and agree that the only information that the Underwriters have furnished to the Company specifically for inclusion in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, or any amendment or supplement thereto, are (i) the selling concession and reallowance figures appearing in the Prospectus in the section entitled “Underwriting,” (ii) the first sentence of the fourth paragraph under the section entitled “Underwriting” in the Statutory Prospectus and the Prospectus relating to the Underwriters’ reservation of the right to reject orders in whole or in part, (iii) the subsection entitled “Underwriting — Stabilization” in the Statutory Prospectus and the Prospectus relating to stabilization transactions, over-allotment transactions, syndicate covering transactions and, if applicable, penalty bids in which the Underwriters may engage and (collectively, the “Underwriters’ Information”). Notwithstanding the foregoing, the indemnification provided for in this subsection (a) and the contribution provided for in subsection (d) below shall not apply to Banner Bank to the extent that such indemnification or contribution, as the case may be, by Banner Bank is found in a final determination by the FRB, FDIC or DFI to constitute a covered transaction under Section 23A of the Federal Reserve Act.

(b) Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus, or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or such individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any such amendment or supplement, in reliance upon and in conformity with the Underwriters’ Information; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection, unless and to the extent the failure results in the forfeiture by the indemnifying party of substantial rights and defenses. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, be counsel to the indemnifying party) provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party, the indemnified party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation unless (i) the indemnified party shall have employed separate counsel in accordance with this Section 8(c), which separate counsel shall have been approved by the indemnifying party or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party. In no event shall the indemnifying party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceedings effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, Banner Bank and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Company and Banner Bank in this subsection (d) to contribute are joint and several. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e) The obligations of the Company and Banner Bank under this Section 8 shall be in addition to any liability which the Company or Banner Bank may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls (within the meaning of the 1933 Act) any Underwriter, or any of the respective partners, directors, officers and employees of any Underwriter or any such controlling person; and the several obligations of the Underwriters under this Section 8 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company), each officer of the Company who signs the Registration Statement and to each person, if any, who controls the Company or Banner Bank, as the case may be, within the meaning of the 1933 Act.

9. (a) If any Underwriter shall default in its obligation to purchase the Shares which it has agreed to purchase hereunder at a Time of Delivery, the Representative may in its discretion arrange for it or another party or other parties to purchase such Shares on the terms contained herein. If within thirty-six hours after such default by any Underwriter the Representative does not arrange for the purchase of such Shares, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to the Representative to purchase such Shares on such terms. In the event that, within the respective prescribed periods, the Representative notifies the Company that it has so arranged for the purchase of such Shares, or the Company notifies the Representative that it has so arranged for the purchase of such Shares, the Representative or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company agrees to file promptly any amendments to the Registration Statement or the Prospectus which in the Representative’s opinion may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Shares.

(b) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by the Representative and the Company as provided in subsection (a) above, the aggregate number of such Shares which remains unpurchased does not exceed one-tenth of the aggregate number of all the Shares to be purchased at such Time of Delivery, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of shares which such Underwriter agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Shares which such Underwriter agreed to purchase hereunder) of the Shares of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by the Representative and the Company as provided in Section 9(a) hereof, the aggregate number of such Shares which remains unpurchased exceeds one-tenth of the aggregate number of all the Shares to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in Section 9(b) hereof to require non-defaulting Underwriters to purchase Shares of a defaulting Underwriter or Underwriters, then this Agreement (or, with respect to the Second Time of Delivery, the obligations of the Underwriters to purchase and of the Company to sell the Optional Shares) shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company as provided in Section 6 hereof and the indemnity and contribution and other agreements in Section 8 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

10. The respective indemnities, agreements, representations, warranties and other statements of the Company, Banner Bank and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Company or Banner Bank, or any officer or director or controlling person of the Company or Banner Bank, and shall survive delivery of and payment for the Shares.

11. If this Agreement is terminated pursuant to Section 9 hereof, neither the Company nor Banner Bank shall then be under any liability to any Underwriter except as provided in Sections 6 (in the case of the Company) and 8 (in the case of the Company and Banner Bank) hereof; but, if for any other reason, any Shares are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Underwriters through the Representative for all out-of-pocket expenses, including fees and disbursements of counsel, incurred by the Underwriters in connection with the transactions contemplated hereby, including, without limitation, marketing, syndication and travel expenses incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Shares not so delivered, subject to the limitations set forth in Section 6, but the Company shall then be under no further liability to the Underwriters except as provided in Sections 6 and 8 hereof.

12. Each of the Company and Banner Bank, severally and not jointly, acknowledges and agrees that:

(a) in connection with the sale of the Shares, the Underwriters have been retained solely to act as underwriters, and no fiduciary, advisory or agency relationship between the Company or Banner Bank, on the one hand, and the Underwriters, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement;

(b) the price of the Shares set forth in this Agreement was established following discussions and arms-length negotiations between the Company and the Underwriters, and the Company and Banner Bank are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) it has been advised that the Underwriters and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and Banner Bank and that each Underwriter has no obligation to disclose such interests and transactions to the Company or Banner Bank by virtue of any fiduciary, advisory or agency relationship; and

(d) it waives, to the fullest extent permitted by law, any claims it may have against any Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that each Underwriter shall have no liability (whether direct or indirect) to the Company or Banner Bank in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or Banner Bank, including their respective stockholders, employees, depositors or creditors.

13. In all dealings hereunder, the Representative shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by the Representative.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to the Representative at 8 Third Street North, Great Falls, Montana 59401, Attention: Investment Banking Group; and if to the Company or to Banner Bank shall be delivered or sent by mail to it at 10 South First Avenue, Walla Walla, Washington 99362, Attention: President; provided, however, that any notice to an Underwriter pursuant to Section 8(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire, or telex or email constituting such Questionnaire, which address will be supplied to the Company by the Representative upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

14. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company, Banner Bank and, to the extent provided in Sections 8 and 10 hereof, the officers and directors of the Company and of Banner Bank and each person who controls the Company, Banner Bank or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

15. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWING]

If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon the acceptance hereof by the Representative, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement among each of the Underwriters, the Company and Banner Bank. It is understood that the Representative’s acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the Representative’s part as to the authority of the signers thereof.

Very truly yours,

BANNER CORPORATION

By:	/s/ D. Michael Jones

Name: D. Michael Jones
Title: CEO

BANNER BANK

By:	/s/ D. Michael Jones

Name: D. Michael Jones
Title: CEO

Accepted as of the date hereof:

D.A. DAVIDSON & CO., as Representative of the Underwriters

By:	/s/ Monte Giese

Name: Monte Giese
Title: Managing Director

SCHEDULE I

Underwriter	Total Number of Firm Shares to be Purchased	Number of Optional Shares to be Purchased if Maximum Option Exercised

D.A. Davidson & Co.	51,000,000	7,650,000
Sandler, O’Neill & Partners L.P.	21,750,000	3,262,500
McAdams Wright Ragen, Inc.	2,250,000	337,500

	75,000,000	11,250,000

SCHEDULE II

Number of shares issued: 75,000,000

Over-allotment option: 11,250,000

Price to public per share: $2.00

Underwriting discounts per share: $0.10

Proceeds per share to Issuer (before expenses): $1.90

First Time of Delivery: June 30, 2010

SCHEDULE III

Issuer-Represented General Use Free Writing Prospectuses

“Banner Corporation – $150 million offering of Common Stock, June 2010,” filed pursuant to Rule 433 under the 1933 Act Regulations, Issuer Free Writing Prospectus dated June 17, 2010 relating to Preliminary Prospectus Supplement dated June 17, 2010, Registration No. 333-164259, Registration No. 333-167597

SCHEDULE IV

I.	Directors of Banner Corporation and Banner Bank

1.	Robert D. Adams
2.	Gordon E. Budke
3.	David B. Casper
4.	Edward L. Epstein
5.	Jesse G. Foster
6.	Mark J. Grescovich
7.	David A. Klaue
8.	D. Michael Jones
9.	Constance H. Kravas
10.	Robert J. Lane
11.	John R. Layman
12.	Dean W. Mitchell
13.	Brent A Orrico
14.	Gary Sirmon
15.	Michael M. Smith

II.	Executive Officers of the Banner Corporation

1.	D. Michael Jones
2.	Mark J. Grescovich
3.	Lloyd W. Baker
4.	Richard Barton
5.	Cynthia D. Purcell
6.	Paul E. Folz
7.	Steven W. Rust
8.	Douglas M. Bennett
9.	Tyrone J. Bliss
10.	Gary W. Wagers